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                                                                    EXHIBIT 12.1


                                    SDL, INC.


                STATEMENT SETTING FORTH THE COMPUTATION OF RATIOS
                          OF EARNINGS TO FIXED CHANGES

                          (In thousands, except ratios)

                                                               Years Ended December 31,                    Six Months
                                                                                                              Ended
                                            1994         1995          1996         1997          1998    June 30, 1999
                                          --------     --------      --------     --------      --------  -------------
Income (loss) before taxes                $  3,448     $   (897)     $ 11,191     $(23,936)     $  8,986     $  8,657

Add - Fixed charges                          1,126        1,484           691          968         1,265          914
                                          --------     --------      --------     --------      --------     --------

Income(loss) before taxes
  and fixed charges                       $  4,574     $    587      $ 11,882     $(22,968)     $ 10,251     $  9,571
                                          ========     ========      ========     ========      ========     ========


Fixed charges:
       Interest                           $    855     $  1,103      $    196     $    248      $    440     $    501
       expense
       Estimated interest
         component of rental expense           271          381           495          720           825          413
                                          --------     --------      --------     --------      --------     --------

Total                                     $  1,126     $  1,484      $    691     $    968      $  1,265     $    914
                                          ========     ========      ========     ========      ========     ========

Ratio of earnings to fixed charges(1)         4.1x          n/a         17.2x          n/a          8.1x        10.5x


(1) Earnings were insufficient to cover fixed charges by approximately $23.9 million and $0.9 million in the years ended December 31, 1997 and 1995, respectively.